Exhibit 99.3

        This information may be deemed to be solicitation material in respect of CVRD's proposed tender offer for the shares of Inco. CVRD will prepare and file a tender offer statement on Schedule TO (containing an offer to purchase and a takeover bid circular) with the United States Securities and Exchange Commission ("SEC"). CVRD, if required, will file other documents regarding the proposed tender offer with the SEC.

        INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TAKEOVER BID CIRCULAR, THE SCHEDULE TO AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER FOR INCO SHARES. These documents will be available without charge on the SEC's web site at www.sec.gov. Free copies of these documents can also be obtained by directing a request to Kingsdale Shareholder Services Inc., The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario, M5X 1E2, by telephone to 1-866-381-4105 (North American Toll Free) or 416-867-2272 (Overseas), or by email to: contactus@kingsdaleshareholder.com.

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Press Conference with CVRD
August 11, 2006

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        Good day to all you all. Thank you for joining us. Thank you for joining us. I would just like to remind you of the rules which are important. The CEO, the president will give a presentation giving you the basic information and then we'll move on to a question and answer session. Just reminding you that the questions should be tabled through the microphone as we have simultaneous translation in English for Canada and London, and Latin America, so it's vital that you should pose your questions through the microphone for the translators. We have simultaneous translation into English. If you would like to give the presentation here(?). Murilo could give the presentation.

        Good day to you all. It's a great pleasure to be here with you all, and I would also like to place on record the presence of our bankers who are supporting us in this venture by CVRD which is an important step forward for the company. This is a transaction, an acquisition that has been analyzed for quite some time. Moving towards the diversification of the company in terms of products and geography, this is a phase we've been moving towards for quite some years. Some of you may remember some efforts over the past few years in which we have been attempting to focus the company in addition to ferrous products like iron ore and manganese, as well as non-ferrous products such as nickel, copper and aluminum. So, for us, this is a crucial step forward. There's not the slightest doubt that we are supported by banks like UBS, Credit Suisse and Santander(?), as well as ABM who are represented here by their CEO(?), Mr. Balbosa from ABM. We have Gabriel Jaramillo(?) who is the CEO Santander here in Brazil who supported us and Olympia(?) from Credit Suisse. He's also the CEO. And Alessandri Betami(?) who is also here supporting us from UBS.

        So, initially I would like to offer my thanks and trust in supporting CVRD in this important step forward.

        Let me explain to you what we are going to do here. Last night we decided that we are going to have a meeting with the CVRD board and we proposed an acquisition transaction to acquire Inco which is the world's second largest nickel producer with extraordinarily valuable assets for us. First of all, it's mines in Canada, in New Caledonia, and its mines in Indonesia as well, which are important assets. These are assets that have very low production costs, among the world's lowest production costs by a company that's rated in the top (inaudible) of the nickel production. It's the world's second largest producer with the largest nickel reserves in the world. This is a company with other assets that are also extremely to us: that's its staff, its professionals. The Inco staff is acknowledged as having some of the best technology for processing nickel in the world. It's a company that has always been well-managed. It's a long-established company. And another important asset for us is the fact that its mining in Canada, which is a country with a long mining tradition, a tradition of mining and with the right environment for developing products based on mining in a very propitious setting. So, for CVRD, looking at it from the standpoint of geographical diversification, this is important as moving into Canada is very important for CVRD, and its professional staff in Canada is also an important step forward that will certainly benefit and help us to develop CVRD projects here in Brazil.

        As you know, we have major reserves in Brazil. We have two massive projects that we are moving ahead with a third one that's on the way. We have the Vermelho project and the Onca Puma project that has already begun. We're moving ahead, full steam ahead on this project. With Vermelho, we recently received the environmental licence to implement this project. And there's another project in the pipeline which is the Sangewandepui(?) project, which is also an interesting project that will be implemented also based on good or high grade nickel reserves during the next few months, or perhaps next year, we'll also be announcing its implementation.

        Now, when we look at the competences of Inco that parallel those developed by CVRD over the last few years, we have a very good combination. If the offer is accepted by all the Inco shareholders, and as we understand it, our bid outstrips the other bids on the table — there are other competitors on the market that have been disputing for the past months to see who will buy this as a major US copper producer, which is (inaudible). As the CVRD bid that we submitted early this morning that is higher than the other bid. We feel that this is a bid that's quite attractive for the Inco shareholders. If they accept it, then we can take this important step forward and we will be creating the world's largest nickel producer with the world's largest nickel reserves. So this is an important step forward with low cost, high grade assets, long term reserves, technology and market.

        The nickel market, is one that we know very well. Basically much of it is allocated to world's steel industry. As we know, CVRD has plants all over the world for its steel products just like its iron ore mining is fuelled by hidden(?) demand, the nickel market also posts(?) (inaudible) demands, and we feel that over the next few years, this demand will remain strong. So we have an opportunity to acquire a high-grade asset with extremely well qualified staff in a place that we feel is somewhere we have always dreamed of mining, which is Canada, backed by ample experience and plenty of expertise, while at the same time adding a tremendous capacity for growth for CVRD in the non-ferrous field. Consequently, we submitted a bid to acquire 100% of the Inco shares in Canada at eighty-six Canadian dollars. The total amount of this transaction, or the bid that we submitted is close to eighteen billion dollars, and in order to submit this bid, we were obviously supported by these four major financial institutions internationally to provide the Canadian dollars with seventeen point seven billion US dollars, this is a price that we are offering as eighty-six Canadian dollars per share. Translated into US dollars, the total amount of the bid is close to eighteen billion dollars, and we have consequently contracted a bridge loan, taken out a bridge loan with these four banks under advantageous conditions, with four billion dollars from each bank supporting us — and thank you once again for your support — over a two year period. Fabio will go into further details of this transaction which gives us ample peace of mind that, after the acquisition, we'll be able to restructure this debt, extending its profile to long term adapted to the cash regeneration of CVRD.

        As you know, CVRD has expanded rapidly. It has grown greatly in the iron ore field. We have projects that are moving ahead at full speed, and we are also expanding in the aluminum field, and we also have the nickel projects. The acquisition of Inco by CVRD will represent bringing forward this growth, and also bringing forward a good and positive time on the market which offers us ample assurance that in just a few years we will have reasonable and interesting returns that will ensure the pay-back of these loans that we are taking out over the short term. We understand that the markets where we operate should perform well over the next few years with demand continuing firm and strong. With nickel, there is a problem. There are no new reserves that have been discovered, and projects underway, the major projects currently underway all over the world, it's Inco and CVRD. This puts us in a really good position to guarantee our clients' stable and secure nickel supplies over the long term. I think it's an important step for Vallee(?) that extends the international (inaudible) into a country that we think is a country with ample reserves and a very strong mining track record through a company with high grade assets and expertise in technology which I think is an extraordinary powerful and positive merger. I think this is a major step forward for the company, and obviously, high grade assets with technology and capacity for growth that provides leverage for the growth of CVRD is not something that's found every day.

        The price of Inco reflects all the qualities of the company. It's a price that I would say it's not cheap. It's a fair price, I would say. It's a full price, in fact, for the company, and we feel that even though it is paying this price, CVRD will be in a position to obtain good returns. The CVRD shareholders will certainly see an important amount of value created through this transaction that we're about to undertake. I would now ask Murilo to offer a more detailed presentation to you and I think that it's quite a positive surprise for all of us, with CVRD as a Brazilian company, all of us who work here are very proud of this privilege of working and developing this company. And I think that through our position and assets in Brazil, we are certainly obliged to take this step towards the internationalization of the company. Introducing a Brazilian company the size of CVRD, establishing it a little more firmly in this global mining market where huge amounts are involved with a long-term approach. A short-term approach does not work, because mining is always long term. All these projects never end within five years, so any reserves we want to develop or acquire, we must always look at a horizon of 30, 40, 50, or even 60 year horizons, and this is the approach that we adopt.

        Canada also has a very powerful tradition of respect for the environment, and CVRD also works with respect for the environment and for the community as well. It operates. So I think that there is an extraordinarily powerful synergy here. I think we have a lot to learn from them and I think they will have a lot to learn from us as well. We will certainly work in compliance with the best global standards related to sustainable development. So I am delighted and I offer thanks for this opportunity to head-up the CVRD team, submitting this bid to acquire Inco. I think it's a dream, that if everything works out, we'll be able to make this dream come true. We'll be mining in Canada, and CVRD will continue to extend its leadership as the largest mining company in America, as one of the largest mining companies on the planet.

        Murilo(?): Good morning to all. Good afternoon for those of you who are in Europe. We're going to talk about the commitment of the entire board and all the employees in CVRD which is the creation of value. Starting in 2001, CVRD, as all of you know, entered a new phase in our history, and the investments show this clearly. Fourteen billion dollar investments generated thirty-one billion dollars, and paved the way for new jobs and opportunities for all in Brazil. During the last four years, various projects were initiated, and various projects were completed. Our stations include San Luis(?), Strombatas(?), Capinbranco(?), Savien(?). So these represent various investments that created the results that we are observing now, and we will be observing from now on for CVRD.

        We also have an enormous portfolio of projects for next few years. We are doing projects such as Paragominas(?), Paragominas(?) one and two, (inaudible), Onca Puma, Verhelmho. We have new refineries. We have Salobo(?), which is an old dream of our company. So we have an extremely interesting portfolio in the industry. Also, the company restructured, consolidated its portfolio at five point six billion, and became international. This step is very important through the bid that we have proposed for Inco at eighty-six Canadian dollars at the total value of nineteen point — over nineteen billion Canadian dollars. As Roger said, we had important support from the banks: Credit Suisse, UBS, ABN, Santander. And we are working, we believe, with an extremely competitive costs. Fabio will give you a bit more detail about this subject, and we're saying competitive, not cheap. So we're talking about forty more base points for the year.

        Now we'd like to give you a very clear message, which is that we are committed to maintain the level of investments that CVRD has maintained recently, as well as keeping a financial flexibility intact. The financial indicators show a strong cash generation, where we will get to in 2006 within strong parameters as is necessary for a company such as CVRD. CVRD will become the second largest mining company in the world. We will be making a very important step based on the variation of the numbers available in the second semester of 2006.

        Who is Inco? Inco is the world's second largest nickel producer, and this is a very important point. It is the world's largest nickel reserve base, and with CVRD it will attain an extremely privileged position in the future. It's one of the lowest cost producers of nickel in the world. It has an excellent project portfolio. It will have various projects operating by 2008, additional projects, and it is a world leader in nickel production. It had added value projects and assets in countries such as Canada, Indonesia for many years through many ventures. And starting in 2008, also in New Caledonia. Of reserves, there are 7.8 million tons which is an outstanding position in the mining industry. It has extremely competitive projects which reduce even more its production costs over the next years. And then the CVRD will obtain a leading position in the world as the number two in nickel production with the potential to be number one. In the future, with extensions of Paragominos(?), it also might be number two in bauxite(?) and number three in aluminum(?). With these new projects it will transform itself, projects such as Verhelmho, it will be able to become number one on the global nickel market.

        So this will be CVRD's position which we estimate for 2001, four hundred twenty thousand tons of nickel, which is about what the company uses today. CVRD will have a very positive impact on the cost of capital, and in terms of activities by projects and geographic asset base. These will be the numbers for sales of the projects: CVRD's today, before this transaction has 74% of its revenues in ferrous minerals, 11% in aluminum, and this was from 2005 on. And we will be reducing ferrous minerals 256%, nickel to 20%, aluminum to 8%. We will be obtaining a very balanced position in terms of revenues in the various countries, being that Asia, Europe and Brazil, more or less on the same level, and the new company will be obtaining a position that is a bit ahead of our competitors in Asia, in Europe, and Brazil with 29%.

        Geographic diversification is something that is extremely important. Today we have 98% of our portfolio in Brazil, and we will moving towards 60% after Inco's acquisition. And in North America we will be having a position at 27%. So the acquisition is an additional effort to acquire value. We will continue to invest as has always been our speech(?) based on our excellent reserve base, and our (inaudible) growth in Brazil. And we intend to invest in technology, in mineral exploration, new projects in Canada in order to maintain our competitiveness. Thank you very much.

        Roger(?): Before giving the floor Fabio, I'd like to say that we are going into a solitary game. There is a period of time in which Inco's shareholders will be studying our bid. There are the legal terms on those lines which we have to follow in terms of the Canadian government and explain our intentions and what we will be doing. So the shares will keep being negotiated in the market. They will be a lot of news of this publicized. There's going to be an exciting war. All of those things that you like. But it is a game of solitaire. We are actually feeling confident that this is a full price bid for the assets. It's all cash and we are ready to complete this transaction and move ahead. Now, there is a deadline: at least forty, forty-five days. These are regulated deadlines for all the procedures and processes that we will have to be working in these next forty-five days. So we need a lot of patience. We are passing on all the information that will be and we'll be available to clarify any questions that you may have. Now this...

Has a great relationship with the entire technical department of Inco.

From Riders Agency, I have two questions. First of all, as you yourself have mentioned, the bid was higher than your competitors. It was quite high. Maybe your competitors might try to offer a higher bid. Are you prepared for that or is your bid definitive and final? That's the first question.

The second question is to refinance this loan with the banks are you thinking of doing any investments or sales of CVRD assets to cover it, any divestments, or not?

I'm going to start with your second question. Inco's transaction or the leveraging we're doing in this first phase was very well studied in that this two-year term gives us great comfort in cash flow generation, in adjustments, in refinancing the loan and this entire financial package.

This doesn't change at all the CVRD plans which have been developed very naturally and any investment plan will not be altered and our idea is to move ahead all of our projects, obviously respecting each implementation schedule etc. And at the same time, we are not considering any divestment for the company in this acquisition and this doesn't change our daily business for CVRD. We don't see any changes in terms of our day-to-day business or Inco's day-to-day business. So I think we can move ahead very comfortably.

The first question in terms of price war etc., I mentioned that this was a full price bid. So, evidently we will be waiting in the next few days if anybody wishes to acquire, not acquire or outbid us. Everybody will have to decide what's best for them. I would prefer not speculating. And I think we feel confident that this is a total cash, full price bid for Inco's value and CVRD is without a doubt the most well-prepared company to go ahead with this transaction.

Bloomberg. I would like to set(?) three related questions. First of all, I'd like to know whether Inco will retain its name or will it be absorbed by the company and this is a company that's been operating in Canada for 100 years? I'd like to know what kind of assessment did you do of its liabilities, particularly environmental liabilities because it's — I can remember going to Sudbury when I was a child and this, when I saw what was happening — this is when I became an environmentalist. I would like to know what is the assessment not the new projects?

And on the other hand(?), on the liabilities, there's a tremendous debt but you have the largest assets in a developed country. This has always been your objective, to lower the capital cost, which is one of the best strategies for a Brazilian company to lower its capital cost, is to have an asset in Canada as (name inaudible) did, and also in the USA. Is there any prospects that part of Bali(?) or CVRD will really have a capital cost that is similar to that of BHP or Anglo American, particularly with this debt that you're taking over in the purchase of the company, if it does in fact take place?

With regard to the capital cost, there's not the slight doubt that the move towards geographical diversification at the same time as we are diversifying geographically into an investment grade country with low risk and a track record in mining, this has a strong influence and also, product diversification also helps us to improve the sales distribution profile. Obviously, we understand that over time this will be beneficial and will help lower the CVRD capital cost at the same time as Brazil has developed considerably in terms of the risk perceptions of international investors. Brazil has a positive outlook for most of the main rating agencies all over the world. So there's a convergence here I think that will certainly, not so much over the long term but more over the short term, I think will have positive repercussions on the CVRD capital costs.

With regard to the environmental liabilities, as I have said right from the start, Canada is a country with a culture tradition and legislation in mining, of mining. The nickel is being mined and processed in Canada for more than 100 years. It's a country where you have marvellous nature, wonderful, fantastic, and obviously the practices deployed in the past are developing steadily. The environmental liabilities of Inco, as far as we know, are not at all significant to the company, complies with the best practices obviously to operate in a country with this mining tradition. So we see no problem along these lines. Perhaps my colleague could add something along these lines. Mr. Costaher(?).

We know that over time Inco has developed all the technologies. You mentioned Sudbury when you were a child. That was maybe 30 years ago perhaps. Maybe over the past 20 years what you're talking about are the emissions from the smelters and on this topic the technology has developed with substantial investments allocated by Inco in(?) designed to make its operations as environmentally friendly as possible. Another point is that this is a listed company on the Toronto and New York Stock Exchanges so it has all obligations to ensure full disclosure of its problems and to record all its assets and liabilities. As we see it, this is quite a conservative company. We see no problem along these lines.

The other side, the name Inco is a very strong name. We will be working over the next few months on the structuring of this acquisition. The name Inco is a powerful brand name on the nickel market and what we would like to do is to maintain the name of Inco at least at the beginning. This is a long-established name in Canada. I think it needs to be there. As an entity, it will continue in Canada. It will continue to be registered in Canada. The people will still be there. I think that in actual fact we don't have any buildings to share in there they have (inaudible) the operations. The nickel extraction will continue there. We are making our investments here. This is why I say this is very positive. This is a constructive acquisition. It's very constructive. These synergies are not on the administrative side. These are synergies based on technology, expertise, knowledge and the operating side. There's quite significant operating synergies through the investments that we are allocating.

I'm sorry, I didn't understand.

The speaker is off mic.

The speaker was off mic. The questioner.

We are certainly — have a tremendous contribution. We need to train a lot of professional staff. We have plenty and we need to train more. Here we'll have this exchange of experience [which] will be very intensive between CVRD and Inco and there are other areas as well where Inco has ample expertise where we will certainly be taking advantage of this. This is an acquisition that is very constructive as I said. They're developing projects, we're developing projects. They're producing nickel, we're not producing nickel. They have technology, we're developing our technology so I think that this is a very important and positive link.

Donna(?) Kim(?) from Metalbolit(?).

This question is also off mic. The microphone is not working.

Good day. What do the anti-trust or competitive entities have to do to approve this transaction and have you already had any conversations with them? And I would also like to ask you — this is the anti-trust entities — what anti-trust authorities must approve this and do you have any — have you had any conversations with them or talks? What are the prospects along these lines for this new project to move ahead? And regarding these new projects mentioned in Brazil, [name not understandable] and Agua Branca, what is the expected output for what area and might they be postponed a little if the purchase of Inco continues ahead?

First of all, the anti-trust authorities, we don't see any problem here with the anti-trust authority initially because we don't produce nickel here. We're not having any market concentration here. We're looking three or four years ahead depending on the project and we're also developing projects in several other parts of the world so we don't see any problem here with regard to the anti-trust authorities, none at all.

With regard to production or output at [names said above], that starts at the beginning of next year, Mr. Alan Castrel(?) right, with the feasibility studied for the [same name] project. Everything seems to indicate that it will be ready to produce some 25,000 tons of nickel a year. This is a project that's quite interesting. It has an entirely different context. It's a much simpler project than their (inaudible). Its technology route is slightly different. We do not see so much pressure to produce the ore. Mr. Alan Castrel can speak a little more about the geological side for you to understand this in greater detail. And at Agua Branca we have nothing that's yet been determined at the level of the reserves.

For the [name stated above] we are developing the project which is currently at the pilot plant stage. We will use heap(?) leaching(?) technology which does not need an autoclave(?), which is a device for stepping up the temperature and pressure to produce nickel in solution(?). The pilot plant will provide us with the final parameters for estimating the capital cost and the operating cost as well but our findings are very promising. And we believe, as I promised Roger, that next year its feasibility study will be ready. The advantage of this project, that it will cut the capital cost significantly compared to projects such as [name not understandable]. The Agua Branca project is already at the reserve development stage through probe drilling and its size clearly shows that this is a valuable ore bed close to [name as above]. It's in the central part of Goyez state.

Thank you. We have a correspondent here. (inaudible) marketing from the Canadian Broadcasting Corporation.

I come from Radio Canada in Montreal. Can I speak French? Although my name is Jorge(?), then I'll try in Portuguese. I would like to know whether the company will allocate the first investment in Canada and in North America as well?

In North America, well we have always worked with exploration activities in North America. We have a joint venture in California called California Steel together with JFE which is a steel mill. This was our initial investment made some years ago in the USA. In Canada, we don't have any operations. This will be our first major CVRD operation in Canada. We have already worked with exploration in Canada significantly but this will be our first operation there.

So this (inaudible) it will be very important for your company.

Yes, it is. It's very important for us. I repeat once again that this investment offers some extraordinarily important assets to CVRD. First of all, is the output of Inco today on the market. This is very important as it's the world's second largest nickel producer. The second is the quality of the Inco assets, the existing assets and the projects that it's implementing which added to the CVRD projects, would place CVRD Inco — would rate CVRD Inco as the largest nickel producer on the planet. Third, is the fact that the reserves we have here in Brazil, here we are still prospecting in Brazil, but everything that Inco is working with, prospecting and operating worldwide, ensures the largest nickel reserves on the planet, particularly over the longer term. Another very important aspect, because it's perhaps the most important of all for us, is the quality of the technical staff, the technology, the technicians, the knowledge, the expertise. This is vitally important. CVRD has ample and powerful expertise in mining. Nickel is a new field for CVRD. It has been developing talent and knowledge here in the company, but certainly 100 years of experience does make a difference. It makes a difference in a field such as the nickel industry. So this entire set of factors is of extraordinary value for CVRD and additionally for us in terms of geographical diversification. Moving into Canada is an honour and a satisfaction to move into a mining nation. This is a matter of the utmost importance and satisfaction.

Just one aspect here: we have time for two more questions because then we have to have a conference with the analysts. So we have two questions that have been written down. One is (inaudible) and the other is Geraldine (inaudible) Barbosa from Broadcast.

(inaudible), when you mentioned that there was a period of two years for the bridge loan of this amount that you mentioned that (inaudible) said you would be repaying, for this transaction which is being structured and that you're studying, is the issue of any new shares covered here, or new papers? What steps are you analyzing in order to handle this?

We're studying all possible alternatives. I think it's vitally important for us, as we mentioned here, we use the expression to have a financing package that offers our investors in shares, stocks, bonds and fixed income, the confidence to continue financing our growth. So we will consider all the alternatives. All four banks assisting us, (inaudible) and Credit Suisse. All of them have set forth some very interesting ideas to explore many alternatives available on the market and this is a very creative market fortunately enough. I do not see that the financing at(?) the CVRD has associate(?) with the profile of Inco and the reputations of both companies on the capitals market. I don't see any difficulty here in structuring a long-term package with all the necessary (inaudible) required. And thanks to the clout of these four banks, we will have this possibility. We will have two years to study the best alternatives. And I'm confident that we will find the best combination but today I would not like to offer any indications on our future (inaudible) steps. I will say that as from today onwards our four advisors are working on redesigning the financial structuring of this bridge loan.

And in conclusion, Geraldo from The Wall Street Journal. This is the last question. I would like you to address three topics.

Hey, you're doing this wholesale, Geraldo. He jokes.

In a transaction of this size people always ask whether a company that has never undertaken an acquisition of this size before, whether it has the management depths needed by this type of transaction, whether you intend to retain the Inco top management, whether the CVRD management nursery or greenhouse has been developing staff to take this over? And then I'd like you to explain the full price of your offer. How does this bid enter into the concept that when(?) a super cycle of commodities and how do we know that you're not buying an asset at its peak? I'd like to know how CVRD views the commodity market in general. And when we members of the press said that you were trying to purchase Noranda a few years ago — my other colleague is on holiday, I checked with her — with this intrigue, the market said that some investors said that they would like — they like CVRD the way it was, working only in the iron ore field. Has there been any alteration of this perception among the investment or has this perception never been the prevailing viewpoint in your view? Because it seems to me that BHP and Rio Tinto are negotiating in multiples larger than CVRD as they are more diversified. So it makes perfect sense what you're doing but there was some resistance a while ago. Well this resistance sometime ago — what was the name of the company? Noranda? Noranda right?

Today(?) we've always had a very strong discipline in terms of assessment behaviour. We always analyze it in great depth(?) and each moment on the market is different. We have to assess things in the light of what you can see lying ahead. So we understand that the bid we submitted to acquire Noranda from Brascan, the Brascan stake in Noranda, this was an interesting bid. It wasn't a bid to purchase shares. It was a bid to purchase assets so there was some misinformation here. We need to understand the legal constraints imposed on us in terms of the full disclosure of certain aspects of information. We cannot work with a hypotheses or speculations. So we really had a great shuffling going on here.

Who got the stop(?) press? Who got the news first? So this caused much turmoil in the press and this is quite normal for transactions of this size. But now we're looking at a step towards diversification which was necessary. We could see it even back on that occasion. We need to create value and reduce the risk of the company, reduce its exposure through one single product, one single market, one single environment, one economic environment. This is important for the company.

The vision of being a specific player in the iron ore area based on the massive reserves that we have and the quality of our assets on our global markets today, we nevertheless have other ores and other areas and we are still involved in prospecting and researching. We're prospecting and developing this project in Mozambique based on coal. This is coal for the steel industry and also coal for the power industry. We're looking at potash. We're looking at potash in Argentina produced here and in Brazil. And copper is also a reality. We're looking at bauxite.

So CVRD is a mining company that is already diversified but its iron ore portfolio is very large. Obviously for iron ore, if we look over the long-term horizon, we see that we'll be expanding at the pace of the steel industry and obviously gaining market for quality, competence and customer service and all the rest. But this isn't a shift in levels. We will be growing in step with the industry because we're already the world leaders and if we double — there's no point in doubling our production if we don't have consumers. So we're working rapidly to step up our iron ore production and the market is very positive.

But in Brazil, here in Karagias(?) we have nickel reserves that are marvellous. Are we not going to produce them simply to remain as an iron ore player?

No way. As you quite correctly mentioned, diversified companies normally have slightly higher multiples. Another important point is that if we assess this, diversification into nickel is geographical diversification for Inco and it's also product diversification but the market basically remains the same and this market we know really well. The iron ore market shows a very positive trend over the next few years. We don't see any major changes in this industry, which will remain strong. We're moving ahead with our products and in fact, speeding them up, and demand, at least as we can see up to 2010, will remain quite strong.

Moreover, we're trying to respond to this demand but we still haven't managed to reach a completely even balance between supply and demand. And nickel is in the same situation but nickel has another point which is of crucial importance: Inco holds or much of its output comes from sulphide ore. Isn't that great? And the technology route is changing because sulphide is vanishing in the world. What is left is latorites(?) if you want to work with leaching and in some cases with pressure or extremely high pressure. So the cost of these products is higher.

So what we have is the following: the nickel industry is going through a time of change where the future supply is not so high or not so easily available. It's not just a matter of stepping up the output from a mine that's already in operation. You need to open up new mines and implement new projects. This is a fact throughout the world. Are we or are we not at the peak for the industry?

I think this cycle could be a long cycle and in my view, it'll be a longer cycle. We have strong demand in Asia where in Asia you have Japan that's growing, Korea and China. They're all growing. India is starting to grow as well. You have Russia that's growing. It has money here on this side. In the Western Hemisphere, you have Europe that's doing well. It's growing. Latin America has great growth potential with all its infrastructure still to be developed and implemented. The USA and Canada are doing well as well. So in global terms, we don't see any type of storms or clouds looming, particularly for the natural resources industry. And the dispute for natural resources has stepped up significantly over the past few years. If you note, the acquisitions and expressions of will to acquire have increased over the past few months. Why? Due to the lack of natural resources on the planet today. This is the reality. So the demand — you need to develop new projects today. During this decade, we are paying the price imposed by the lack of investments in earlier decades due to low prices. This is the reality.

The copper industry spends years and years with no major projects. The iron ore industry and nickel industries are the same situations. Zinc, the same. This is what happened and now we're paying the price. And for you to implement new projects and get them moving ahead, this takes a while and it has a cost. So this is a longer term cycle for us.

What is happening is the fact that we are purchasing an asset. Whether it's at a high price or not is a of less importance than whether it's a fair price and what is of even more importance to us is the quality of the asset. If we're buying a good quality asset — a good quality asset is scarce in the world and here we see an opportunity, one of the few or one of the last opportunities, to acquire a good asset. So this is an important opportunity and this asset is a very high value for us.

Once again, I stress also the expertise and knowledge of the people, the level of operations that Inco has shown so competently, that it has demonstrated so competently, in the course of its development.

So, in terms of the management as you mentioned, I think that I've answered your question. This is an important asset for us in terms of the top management or non-top management. I think there's room for everyone because we're in a growth process and obviously we have (inaudible) of this team is very important.

In terms of CVRD, we have developed talent. Yes. But CVRD has expanded very strongly and rapidly and we're developing talent everywhere. And today there's a shortage of talent in the mining industry. That's a fact. Today, you may have an asset but it's hard to find people. The market today lacks good professionals in the mining industry worldwide and you can't train up these people overnight.

Three years ago I was the speaker for the Mowa(?) Engineering School, like the valedictorian, and I presented the diplomas to several classes graduating from the Mowa Mining School. And we had 150 people handing out the diplomas to 150 graduates. A class — the electrical engineers had others and so on in succession. And when we got to the metallurgy graduates, the metallurgy class, I think this was in 2004 if I'm not mistaken, was one single girl. She studied five years by herself. And this portrays the reality. The consequences of an industry that was out of fashion. Mining was an old industry, an old fashioned industry so training up professionals in this field, in the field of geology as well as mining, engineering and metallurgy, was (inaudible). It was out of fashion. It was something that was out of date. So in order to develop a new generation, this takes years. So I said to this girl who was graduating, I said, "Do you want a job at CVRD?" And she said, "I've already got a job with a multinational." There was one single girl in this graduating class, as an example of the great shortage of professional staff in the mining area. And this will take quite a while to rebuild up an army of good professionals for this market.

I think that CVRD has this asset. It's an extraordinary asset that we have here in-house. It's the people and the expertise that we have. They are professionals who are hotly(?) disputed all over the world. Thanks to this we have horizons. We show very positive horizons for professional growth that we can show to our employees and I think that we respond to their expectations. We have training and development processes for our talent. We have a young staff at CVRD, particularly in the non-ferrous area, particularly for non-ferrous. Today, our professional staff in the copper area are extraordinary, competent professionals but they come from the iron ore field. They had to be adapted, training, visiting other companies, other copper companies all over the world, and they're good, but there's four, five or six years that it takes to develop them, and I would say to you even more. That when we talk about programs and platforms for candidates we always mention, I always try to mention education is crucial if Brazil wants to grow and grow more quickly and more strongly. We need to extend investments in education even more.

Let me give you an example in some areas, some regions where we work. Due to a lack of professional staff, mainly in upstate areas in the heartlands of Brazil, due to a lack of professional staff, very, very often these possible candidates or possible professionals have to learn what a toilet is used for. I'm not joking! This is a fact. It seems like it's something dating back to past century but this is a fact. So, education, forming good skilled workers and professionals at relatively high levels — any country that wants to grow strongly needs to be backed by this.

And Canada does have this. It has a mining tradition. It has a tradition of training professional staff and skilled workers and I think that this exchange of experience will be (inaudible) and very rich. So, what we're trying to do here through this, once again, is that these are extraordinarily important assets to CVRD that create value for the company and extend the horizons and the speed of its growth.

I don't know whether I've answered all your questions — that my colleagues here would like to ask. No, I need to thank you because we have to go up for the conference. Thank you. Our thanks to all of you and...

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